Exhibit 5.1

December 14, 2016

The Michaels Companies, Inc.

8000 Bent Branch Drive

Irving, Texas 75063

Re:Registration Statement on Form S-3 ASR filed on July 9, 2015 (Registration No. 333-205583)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated July 9, 2015 (the “Base Prospectus”) and the prospectus supplement dated December 12, 2016 (together with the Base Prospectus, the “Prospectus”) filed with the Securities and Exchange Commission (the “Commission”) by The Michaels Companies, Inc. (the “Company”), a Delaware corporation, pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus relates to the offering of 12,000,000 shares (the “Shares”) of common stock, $0.067751 par value per share, of the Company by certain stockholders of the Company, which Shares are covered by the Registration Statement. The Shares are being sold pursuant to an underwriting agreement, dated December 12, 2016, among the Company, the selling stockholders and the underwriter named therein.

We have acted as counsel for the Company in connection with the sale of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K and the incorporation by reference of this opinion as an exhibit to the Registration Statement, and to the reference to this firm under the caption “Legal matters” in the prospectus included therein. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP